Exhibit 99.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into and made effective as of November 13, 2008 (the “Effective Date”), by and between New Frontier Media, Inc., a Colorado corporation with an address of 7007 Winchester Circle, Suite 200, Boulder, CO 80301 (the “Company”), and Steel Partners II, L.P., a Delaware limited partnership with an address of 590 Madison Avenue, 32nd Floor, New York, NY 10022 (“Shareholder”).

RECITALS

WHEREAS, Shareholder owns 2,613,727 shares (each, a “Share” and collectively, the “Shares”) of the common stock, $0.0001 par value per share (the “Common Stock”), of the Company; and

WHEREAS, Shareholder desires to sell the Shares, and the Company desires to purchase the Shares from Shareholder, at the price and on the other terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, agreements and covenants herein contained, the parties hereto hereby agree as follows:

1.           Sale and Purchase of the Shares.

a.           On the basis of the representations, warranties, agreements and covenants herein contained and for the consideration set forth below, Shareholder hereby agrees to sell, assign, and transfer to the Company, and the Company agrees to purchase and assume from Shareholder, on November 13, 2008 (the “Settlement Date”), the Shares for the purchase price specified in Section 1.b. below and free and clear of any and all security interests, pledges, mortgages, liens, charges, adverse claims, restrictions, or other burdens or encumbrances of any kind (“Encumbrances”), other than Encumbrances arising under applicable securities laws.

b.           As consideration for the purchase and assumption of the Shares on the Settlement Date, the Company agrees to pay to Shareholder on the Settlement Date a purchase price equal to $1.55 for each Share, for an aggregate purchase price for the Shares of $4,051,276.85, such purchase price to be paid in cash by wire transfer in immediately available federal funds of the United States of America on the Settlement Date.  On the Settlement Date, Shareholder shall initiate an electronic or Deposit/ Withdrawal at Custodian, or DWAC, transfer of all of the Shares to the Company’s transfer agent, Corporate Stock Transfer.  Upon confirmation of receipt by the Company from Corporate Stock Transfer on the Settlement Date of the electronic or DWAC transfer of the Shares, the Company will pay the aggregate purchase price for the Shares to Shareholder, to a brokerage account to be specified by Shareholder on the date hereof.

2.           Representations, Warranties and Covenants of Shareholder.  Shareholder represents and warrants to the Company on the date hereof that: (a) Shareholder is limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full power and authority to enter into this Agreement and to sell, assign and transfer to the Company the Shares as contemplated herein; (b) except as otherwise set forth in Shareholder’s Statement of Changes in Beneficial Ownership on Form 4 filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2008, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Shareholder is the sole owner of the Shares and no other person has a right to acquire or direct the disposition of, or holds a proxy or other right to vote or direct the vote of, any of the Shares; (c) Shareholder has good, valid and marketable title to the Shares, free and clear of any and all Encumbrances (other than Encumbrances arising under applicable securities laws); (d) the delivery by Shareholder of the Shares to the Company against receipt of payment to Shareholder under this Agreement will transfer to the Company such good, valid and marketable title in and to the Shares, free and clear of any and all Encumbrances (other than Encumbrances arising under applicable securities laws or Encumbrances created or suffered to exist by the Company); (e) this Agreement has been duly authorized, executed and delivered by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws relating to or affecting creditors rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or law); and (f) the execution and delivery of this Agreement by Shareholder and the consummation of the transactions contemplated hereby will not violate any law or court order applicable to Shareholder or constitute a breach of or conflict with any contract to which Shareholder is a party or is bound or Shareholder’s governing documents. Shareholder further represents and warrants to the Company on the date hereof that (i) it is knowledgeable, sophisticated and experienced in making, and it is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the sale of the Shares, including investments in securities issued by the Company and comparable entities, and (ii) it has, in connection with its decision to sell the Shares, reviewed the Company Documents (as defined below) filed for the Company’s fiscal year ended March 31, 2008 and fiscal year ending March 31, 2009 and relied solely upon the Company Documents and the documents included therein or incorporated by reference and the representations and warranties of the Company contained herein.  For purposes of this Agreement, “Company Documents” means all documents that have been filed by the Company with the Commission through the Commission’s Electronic Data Gathering, Analysis, and Retrieval system pursuant to the requirements of the Exchange Act that can be accessed by the public through the Commission’s Internet website.  Shareholder covenants and agrees that each of the foregoing representations and warranties will be true and correct on the Settlement Date as if each of such representations and warranties were made at and as of the Settlement Date.

3.           Representations and Warranties of Buyer.  The Company represents and warrants to Shareholder on the date hereof that: (a) the Company is corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado and has the full power and authority to enter into this Agreement and to purchase and assume the Shares as contemplated herein; (b) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws relating to or affecting creditors rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or law); and (c) the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not violate any law or court order applicable to the Company or constitute a breach of or conflict with any contract to which the Company is a party or is bound or the Company’s governing documents. The Company covenants and agrees that each of the foregoing representations and warranties will be true and correct on the Settlement Date as if each of such representations and warranties were made at and as of the Settlement Date.

4.           Non-Reliance.  Shareholder acknowledges that none of the Company nor any director, officer, employee, partner, affiliate, agent, advisor, consultant, lender or representative of the Company has made or makes any representation or warranty, whether express or implied, regarding any aspect of the transactions contemplated hereby except as expressly set forth in this Agreement.  Except as otherwise provided in Section 2 above, Shareholder acknowledges that it is not relying on any representation, warranty or covenant not expressly set forth in this Agreement.  Shareholder acknowledges that the sale, assignment and transfer of the Shares as contemplated under this Agreement are irrevocable, and that Shareholder will have no recourse to the Company, except with respect to breaches by the Company of any of its representations, warranties and covenants expressly set forth in this Agreement or any material misstatement or omission contained in, or omitted from, any of the Company Documents.

5.           Shareholder Indemnity.  Shareholder shall indemnify, defend and hold harmless the Company and its officers, directors, employees, agents, affiliates and permitted assigns (each, a “Company Indemnitee”) from and against any and all losses, claims, damages, liabilities, judgments, costs and expenses (including reasonable attorneys’ fees) incurred by a Company Indemnitee directly or indirectly resulting from or arising out of Shareholder’s breach of any of its obligations, representations, warranties or covenants set forth in this Agreement.

6.           Company Indemnity.  Company shall indemnify, defend and hold harmless Shareholder and its officers, partners, employees, agents, affiliates and permitted assigns (each, a “Shareholder Indemnitee”) from and against any and all losses, claims, damages, liabilities, judgments, costs and expenses (including reasonable attorneys’ fees) incurred by a Shareholder Indemnitee directly or indirectly resulting from or arising out of (i) the Company’s breach of any of its obligations, representations, warranties or covenants set forth in this Agreement or (ii) any material misstatement or omission contained in, or omitted from, any of the Company Documents.

7.           No Brokers.  Each of the Company and Shareholder represents, warrants and covenants to the other that such party has not engaged any broker, finder or agent in connection with the transactions contemplated by this Agreement and has not incurred (and will not incur) any unpaid liability to any broker, finder or agent of any brokerage fees, finders’ fees, or commissions with respect to the transactions contemplated by this Agreement.

8.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to contracts executed and to be performed wholly in that state, without regard to any applicable conflicts of law principles thereof.

9.           Entire Agreement; Amendment.  This Agreement constitutes the entire agreement among the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written agreements, commitments or understanding with respect to the matters provided for herein.  No amendment, modification or discharge of this Agreement shall be valid or binding  unless set forth in writing and duly executed and delivered by the Company and Shareholder.

10.           Counterparts.  This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

11.           Survival of Representations, Warranties.  The representations and warranties contained in this Agreement shall survive the closing of the transactions contemplated herein.

12.           Severability.  If any part of any provision of this Agreement shall be held to be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

13.           Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

14.           Expenses.  Each party shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements.

15.           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given and received: (i) upon personal delivery to the party to be notified, (ii) the next business day after delivery by nationally recognized courier service guaranteeing overnight delivery, or (iii) three days after deposit with the United States Postal Service, by registered or certified mail, postage prepaid.  All such notices and other communications shall be addressed to the other party at the address set forth in the preamble to this Agreement, or at such other addresses as such party shall have furnished to the other party at least five days previously in writing.

16.           Further Assurances.  Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date set forth above.

Buyer:

New Frontier Media, Inc.

By:	/s/ Michael Weiner
Name:	Michael Weiner
Title:	Chief Executive Officer

Shareholder:

Steel Partners II, L.P.

By:	Steel Partners II GP LLC
Its:	General partner

	By:	/s/ Jack Howard
	Name:	Jack Howard
	Title:	President